UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 31, 2009

BPO Management Services, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania
(State or Other Jurisdiction of Incorporation)

0-13591	23-2214195
(Commission File Number)	(IRS Employer Identification No.)

1290 N. Hancock, Suite 200, Anaheim, CA	92807
(Address of Principal Executive Offices)	(Zip Code)

(714) 974-2670
(Registrant’s Telephone Number, Including Area Code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.01: Changes in Registrant’s Certifying Accountant.

     BPO Management Services, Inc.  (the “Company”) was notified that, effective January 1, 2010, certain partners of Moore Stephens Wurth Frazer and Torbet, LLP (“MSWFT”) and Frost, PLLC (“Frost”) formed Frazer Frost, LLP (“Frazer Frost”), a new partnership. Pursuant to the terms of a combination agreement by and among MSWFT, Frazer Frost and Frost (the “Combination Agreement”), each of MSWFT and Frost contributed all of their assets and certain of their liabilities to Frazer Frost, resulting in Frazer Frost assuming MSWFT’s engagement letter with the Company and becoming the Company’s new independent accounting firm.  As of the date of this Current Report, Frazer Frost is registered with the Public Company Accounting and Oversight Board (PCAOB).

     During the Company’s most two recent fiscal years ended December 31, 2008 and 2007 and through January 1, 2010, the Company did not consult with Frazer Frost on (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that may be rendered on the Company’s financial statements, and Frazer Frost did not provide either a written report or oral advice to the Company that was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) the subject of any disagreement, as defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions, or a reportable event within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

     In connection with the audits of the Company’s financial statements for the fiscal year ended December 31, 2008 and 2007 and through the date of this Current Report, there were: (i) no disagreements between the Company and MSWFT on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of MSWFT, would have caused MSWFT to make reference to the subject matter of the disagreement in their reports on the Company’s financial statements for such years, and (ii) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

     The Company has provided MSWFT a copy of the disclosures in this Form 8-K and has requested that MSWFT furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not MSWFT agrees with the Company’s statements in this Item 4.01(a). A copy of the letter dated January 7, 2010, furnished by MSWFT in response to that request is filed as Exhibit 16.1 to this Form 8-K.

ITEM 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     On December 31, 2009, the Company and BPOMS, Inc., a wholly-owned subsidiary of the Company (“Former BPOMS”), entered into an Employment Separation Agreement with Ronald K. Herbert, the Company’s Chief Financial Officer. Under the terms of the agreement, the Company, Former BPOMS and Mr. Herbert agreed that his existing employment agreement would be terminated immediately and that his employment with the Company and Former BPOMS would terminate effective as of the close of business on January 15, 2010 (the “Termination Date”). In addition to payment of his normal base salary and other amounts due under Company policies through the Termination Date, under the terms of the agreement the Company has and will pay Mr. Herbert additional amounts up to a total maximum of $65,000 in certain circumstances, with such amounts being in full settlement of payments otherwise due under his original employment agreement.  Under the terms of the Employment Separation Agreement and consistent with the terms of his existing employment agreement all of Mr. Herbert’s unvested restricted stock awards will become fully vested on the Termination Date, and the terms of Mr. Herbert’s outstanding options to purchase Company common stock have been extended and shall be exercisable for a period of thirty-six (36) months after the Termination Date, subject to the terms of the applicable option plan.  From the date of execution of the Employment Separation Agreement through the Termination Date, Mr. Herbert will continue to perform his normal duties as Chief Financial Officer of the Company, and following the Termination Date Mr. Herbert will cooperate with the Company regarding transition of outstanding business issues to the extent reasonably requested by the Company and agreed upon by the parties.  The Employment Separation Agreement also includes a mutual release of claims.

     Effective January 16, 2010, David Frear, the Company’s current Controller will become the Company’s Chief Accounting Officer.  Mr. Frear, age 51, has served as the Company’s Controller since June 15, 2007.  Mr. Frear served as Controller for Realigent, Inc. (formerly HomeSeekers.com) from February 2002 to October 2006.    He began his career as a public accountant with Arthur Andersen and Company in Los Angeles, California.  Mr. Frear received his bachelor’s of business administration from the University of Southern California and is a licensed Certified Public Accountant in the state of California.

ITEM 9.01:  Financial Statements and Exhibits.

(d)

Exhibit No.	Description
16.1	Letter dated January 7, 2010 to the Securities and Exchange Commission from Moore Stephens Wurth Frazer and Torbet, LLP

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2010

BPO MANAGEMENT SERVICES, INC.
By:	/s/ James Cortens
James Cortens
President and Secretary